EX99.23(a)(2)


ADOPTED AS OF MARCH 31, 1988
D. L. BABSON BOND TRUST
PROVISIONS OF SUPPLEMENTARY
AGREEMENT AND DECLARATION OP TRUST

WHEREAS, D. L. Babson Bond Trust is a common law trust organized and existing under the laws of the state of Missouri, and,

WHEREAS, the Trustees thereof desire to classify or reclassify certain Shares of Beneficial Interest of the Trust dated November 2, 1944, as restated March 31, 1988, pursuant to the terms and conditions of Section 1 of ARTICLE III thereof;

NOW, THEREFORE, this Supplementary Declaration of Trust is hereby annexed and made a part of the Agreement and Declaration of Trust dated November 2, 1944, as restated March 31, 1988:

ARTICLE I

Section 1.  Share of Beneficial Interest.  The Shares of Beneficial
Interest at any time and from time to time issued and outstanding under the Agreement and Declaration of Trust dated November 2, 1944, prior to April 1, 1988, are hereby classified or reclassified as "Portfolio L" shares, and, in addition, an unlimited number of new shares are hereby classified or reclas-sified as Portfolio L" shares, and an unlimited number of new shares are hereby classified or reclassified as "Portfolio S" shares.

Section 2. Portfolio L Shares described. The shares designated as Portfolio L, herein, shall have a par value of Twenty-Five Cents ($0.25) each. Each Share shall at all times be exactly equal and identical in quantum and amount with each and every other Portfolio L share issued and outstanding hereunder; and each and every Portfolio L share shall at all times represent an aliquot part or portion of the net assets of the Trust, designated as Portfolio L assets, and a pro-rata share of general assets of the Trust which are not designated as belonging to any portfolio.

Section 3.  Portfolio S Shares described.  The shares designated as
Portfolio S, herein, shall have a par value of one dollar ($1.00) each. Each Share shall at all times be exactly equal and identical in quantum and amount with each and every other Portfolio S share issued and outstanding hereunder; and each and every Portfolio S share shall at all times represent an aliquot part or portion of the net assets of the Trust, designated as Portfolio S assets, and a pro-rata share of general assets of the Trust which are not designated as belonging to any portfolio.

Section 4. Shares Are Personal Property. Shares of any Portfolio shall be personal property only, vesting in the respective owners and holders thereof only such rights as are provided


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and set forth herein and in the Restated Agreement and Declaration of Trust,
dated March 31, 1988, and no owner or holder of any Share or Shares shall have any legal title in or to the properties and assets of the Trust, it being specifically understood and agreed that the legal title to all properties and assets of the Trust shall at all times be vested in the Trustees. The owners and holders of any Shares shall not be deemed or con-
strued for any purpose to be partners.    The death of a Shareholder shall
not operate to terminate the Trust nor entitle the representatives of the deceased Shareholder to an accounting or to take any action against the Trustees or the Trust except in accordance with the provisions of the Agreement and Declaration of Trust, this Supplementary Declaration, or any law, rule, regulation, by-law or resolution. The Shareholder shall not be liable for any assessments or for the payment of any sum or sums of money other than the purchase price of their respective Shares as set forth and provided in the Agreement and Declaration of Trust, this Supplementary Declaration, or any law, rule, regulation, by-law or resolution.

IN WITNESS WHEREOF, the undersigned have executed this Supplementary Declaration of Trust as of the 31st day of March 1988.



/s/Larry D. Armel
Larry D. Armel, Trustee


/s/Stephen W. Harris
Stephen W. Harris, Trustee


/s/Alfred J. Hoffman
Alfred J. Hoffman, Trustee


/s/Robert H. Lange
Robert H. Lange, Trustee


/s/Edward L. Martin
Edward L. Martin, Trustee


/s/Francis C. Rood
Francis C. Rood, Trustee


/s/William H. Russell
William H. Russell, Trustee


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